ALLMERICA INVESTMENT TRUST
OTHER INFORMATION

SHAREHOLDER VOTING RESULTS: (UNAUDITED)

A special meeting of the shareholders of the funds of Allmerica Investment Trust ("AIT") consisting of Select International Equity Fund, Core Equity Fund,
Select Growth Fund, Select Capital Appreciation Fund, Equity Index Fund, Select Value Opportunity Fund, Government Bond Fund, Select Investment
Grade Income Fund, and Money Market Fund (each an "AIT Fund," and collectively, the "AIT Funds") was held on December 9, 2005 to approve the following proposal:

To approve an Agreement and Plan of Reorganization (the "Reorganization Agreement") providing for the acquisition of all of the assets, and the assumption of substantially all of the liabilities, of the AIT Fund by a corresponding investment portfolio (a "GSVIT Fund") of Goldman Sachs Variable
Insurance Trust ("GSVIT") in exchange for Service Shares of the corresponding GSVIT Fund, followed by the distribution of those shares to the shareholders of the AIT Fund and the subsequent liquidation of the AIT Fund.

Under the terms of the Reorganization Agreement, each of the following AIT Funds would be acquired by the corresponding GSVIT Fund listed opposites its name:

AIT Funds		GSVIT Funds
Select International Equity Fund		Goldman Sachs International Equity Fund
Core Equity Fund		Goldman Sachs CORESM U.S. Equity Fund
Select Growth Fund		Goldman Sachs Capital Growth Fund
Select Capital Appreciation Fund		Goldman Sachs Growth Opportunities Fund
Equity Index Fund		Goldman Sachs Equity Index Fund
Select Value Opportunity Fund		Goldman Sachs Mid Cap Value Fund
Government Bond Fund		Goldman Sachs Government Income Fund
Select Investment Grade Income Fund		Goldman Sachs Core Fixed Income Fund
Money Market Fund		Goldman Sachs Money Market Fund

The voting results were as follows:
		Shares	Shares	Shares
		For	Against	Abstaining	Total

Select International Equity Fund:	Number of Votes Cast:	194,735,008	10,378,513	14,432,425	219,545,946
	Percentage of Votes Cast:	88.70%	4.73%	6.57%	100.00%

Core Equity Fund:	Number of Votes Cast:	149,078,574	7,659,817	7,448,138	164,186,529
	Percentage of Votes Cast:	90.80%	4.66%	4.54%	100.00%

Select Growth Fund:	Number of Votes Cast:	251,570,053	10,983,809	18,553,557	281,107,419
	Percentage of Votes Cast:	89.49%	3.91%	6.60%	100.00%

Select Capital Appreciation Fund:	Number of Votes Cast:	111,816,888	5,686,589	8,318,556	125,822,033
	Percentage of Votes Cast:	88.87%	4.52%	6.61%	100.00%

Equity Index Fund:	Number of Votes Cast:	166,275,880	8,224,824	12,249,957	186,750,661
	Percentage of Votes Cast:	89.04%	4.40%	6.56%	100.00%

Select Value Opportunity Fund:	Number of Votes Cast:	144,758,643	5,870,748	11,598,914	162,228,305
	Percentage of Votes Cast:	89.23%	3.62%	7.15%	100.00%

Government Bond Fund:	Number of Votes Cast:	90,416,110	3,672,219	6,026,908	100,115,237
	Percentage of Votes Cast:	90.31%	3.67%	6.02%	100.00%

Select Investment Grade Income Fund:	Number of Votes Cast:	291,462,379	9,929,707	24,864,202	326,256,288
	Percentage of Votes Cast:	89.34%	3.04%	7.62%	100.00%

Money Market Fund:	Number of Votes Cast:	215,890,584	12,548,073	26,181,615	254,620,272
	Percentage of Votes Cast:	84.79%	4.93%	10.28%	100.00%